UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )
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NBT Bancorp Inc.
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NBT Bancorp Inc.

Additional Information Included in Proxy Statement, dated March 31, 2016, Relating to the
Annual Meeting of Shareholders To Be Held on May 3, 2016

The biographies for directors Joseph A. Santangelo and Lowell A. Seifter were inadvertently omitted from the Company’s proxy statement filed with the Securities and Exchange Commission on March 31, 2016, but were included in the proxy statement mailed to shareholders.  The biographies are set forth below.

Joseph A. Santangelo, 63, is President and Chief Executive Officer of Arkell Hall Foundation Inc. Mr. Santangelo has been a director of the Bank and NBT since 1991 and 2000, respectively. Mr. Santangelo’s service on the Nominating and Corporate Governance Committee and past experience on the Compensation and Benefits Committee provides the Board with strong corporate governance and executive compensation experience. In addition, his eleven plus years of service on the Board along with his considerable experience in operating one of the largest private foundations in the upstate NY region provides him with a seasoned view of NBT’s operations and the challenges facing NBT.

Lowell A. Seifter, Esq., 63, is Senior Vice President and General Counsel of St. Joseph’s Hospital Health Center in Syracuse, New York. He was a founding member of Green & Seifter Attorneys, PLLC, now known as Bousquet Holstein Attorneys, PLLC, where he practiced law from 1977-2011. From 2002 until 2006, Mr. Seifter was a member of the board of directors of Bridge Street Financial, Inc. and its banking subsidiary, Oswego County National Bank. From 2006 until the merger with NBT, Mr. Seifter served on the Board of Directors of Alliance Financial Corporation and its subsidiary Alliance Bank where he was Chairman of the Compensation Committee and member of the Governance, Business Development and Risk Committees. Mr. Seifter received a B.S. degree from Syracuse University, a J.D. degree from Syracuse University College of Law and is a non-practicing certified public accountant.